Exhibit 99.1

NEWS RELEASE

RGC RESOURCES, INC.

Release Date:	February 9, 2011
Contact:	John B. Williamson, III
President, Chairman and CEO
Telephone:	540-777-3810

RGC RESOURCES, INC.

FIRST QUARTER FINANCIAL RESULTS

ROANOKE, Va. (February 9, 2011)—RGC Resources, Inc. (NASDAQ: RGCO) announced consolidated Company earnings of $1,969,364 or $0.86 per average share outstanding for the quarter ended December 31, 2010. This compares to consolidated earnings of $1,830,280 or $0.82 per average share outstanding for the quarter ended December 31, 2009. President, Chairman and CEO John Williamson attributed the increase in earnings to an increase in gross margins primarily related to higher space heating sales volumes from significantly colder weather in December and the implementation of a non-gas rate increase.

Earnings for the twelve months ending December 31, 2010 were $4,584,520 or $2.02 per share compared to $2.13 per share for the twelve months ended December 31, 2009.

RGC Resources, Inc. provides energy and related products and services to customers in Virginia through its operating subsidiaries Roanoke Gas Company, Diversified Energy Company and RGC Ventures of Virginia, Inc.

From time to time, the Company may publish forward-looking statements relating to such matters as anticipated financial performance, business prospects, technological developments, new products, research and development activities and similar matters. The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements. In order to comply with the terms of the safe harbor, the Company notes that a variety of factors could cause the Company’s actual results and experience to differ materially from the anticipated results or other expectations expressed in the Company’s forward-looking statements.

Summary financial statements for the first quarter and twelve months are as follows:

RGC Resources, Inc. and Subsidiaries

Condensed Consolidated Statements of Income

(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,

	2010	2009	2010	2009

Revenues	$22,547,759	$23,152,910	$73,218,763	$76,878,188
Cost of sales	14,318,195	15,359,911	46,341,925	50,105,302

Gross margin	8,229,564	7,792,999	26,876,838	26,772,886
Other operating expenses	4,593,016	4,377,304	17,684,257	17,258,771
Interest expense	462,183	464,897	1,832,577	1,851,683

Income before income taxes	3,174,365	2,950,798	7,360,004	7,662,432
Income tax expense	1,205,001	1,120,518	2,775,484	2,912,301

Net income	$1,969,364	$1,830,280	$4,584,520	$4,750,131

Net earnings per share of common stock:
Basic	$0.86	$0.82	$2.02	$2.13

Diluted	$0.86	$0.81	$2.02	$2.12

Cash dividends per common share	$0.3400	$0.3300	$1.3300	$1.2900

Weighted average number of common shares outstanding:
Basic	2,280,207	2,242,404	2,266,659	2,231,272
Diluted	2,285,319	2,249,887	2,272,946	2,238,590

Condensed Consolidated Balance Sheets

(Unaudited)

	December 31,
	2010	2009
Assets
Current assets	$36,625,660	$39,324,933
Total property, plant and equipment, net	82,177,598	79,403,402
Other assets	7,542,080	6,107,750

Total Assets	$126,345,338	$124,836,085

Liabilities and Stockholders’ Equity
Current liabilities	$20,863,404	$40,582,886
Long-term debt	28,000,000	13,000,000
Deferred credits and other liabilities	29,200,530	24,906,188

Total Liabilities	78,063,934	78,489,074
Stockholders’ Equity	48,281,404	46,347,011

Total Liabilities and Stockholders’ Equity	$126,345,338	$124,836,085